Contact Information
                                               Hawk Associates, Inc.
                                               Frank N. Hawkins, Jr. or
                                               Julie Marshall
                                               Phone:  (305) 451-1888
                                               E-mail:  info@hawkassociates.com


FOR IMMEDIATE RELEASE:

                   Advanced Communications Technologies, Inc.
                       Issues Open Letter To Shareholders

New York, NY, June 14, 2005 -- Advanced Communications Technologies, Inc. (OTC Bulletin Board: ADVC), a technology and services holding company that specializes in the repair of computers, peripherals and consumer electronics, issued today the following open letter to its shareholders:

Dear Shareholders,

      As you may know, we formed Encompass Group in May 2004 to be our principal operating subsidiary through which we expect to grow and implement our strategy in the technology services industry. This industry, often broadly referred to as "reverse logistics," consists of companies that provide repair and upgrade services, new and used parts in support of the repair and upgrades, return services from resellers or for products no longer needed by the original users also known as asset recovery, refurbishment and resale services, and recycling or disposal services. These services are part of the end-of-life-cycle for technology products and are the opposite of "supply-chain-services," hence the name "reverse logistics".

      The reverse logistics industry is a highly fragmented industry, yet according to analysts at DF Blumberg & Associates, a research firm that has been analyzing this industry for several decades, the reverse logistics industry collectively accounts for more than $60 billion in sales in the U.S. market each year.

      Growth By Acquisition...

      It is Encompass' strategy to acquire, integrate and grow businesses that complement our vision so that our customers experience an extended life for their technology products, and ultimately replace them cost-effectively and in accordance with the legal and moral responsibility to recycle products without damaging the environment. Our acquisition candidates must possess the following minimum financial and business criteria:


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      o     Obvious commercial synergies;
      o     Share or buy into our vision for the industry opportunity;
      o Strong financial position-cash and other current assets, little or no debt, strong cash flow;
      o     Accretive within the first year;
      o     Superior growth prospects;
      o     Corporate culture and management team highly compatible with ours;
      o Proprietary technologies or other superior differentiation strategic fit;
      o     Satisfactory owners' background checks; and
      o     Sarbanes-Oxley compliant.

      The above principles represent our business philosophy of acquiring economically strong, self-sufficient businesses that will not depend on or require our financial support to operate.

      Cyber-Test, our wholly owned subsidiary that we acquired in June 2004, is an electronic equipment repair company and today is our principal services business. A 17-year old company, Cyber-Test was acquired to be the platform from which our services business would expand. Its technicians are highly skilled at performing board-level repair for nearly all types of integrated circuit board products. With Cyber-Test's technical proficiency, proven reliability, blue-chip customer base and recently reported record-breaking revenue for March 2005, the Cyber-Test acquisition has already proven to be the suitable platform that we projected will grow our business.

      When we acquired a 62% controlling interest in Pacific Magtron International, a California-based distributor and reseller of computer systems, components, peripherals and software in December 2004, our strategy was to use Pacific Magtron as a self-sustaining distribution and sourcing engine to support our expansion in the integrated supply of end-of-life-cycle technology products and services. In May 2005, we announced that Pacific Magtron and its wholly owned subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in the District of Nevada. The filing initiative was precipitated by a rapid decline in Pacific Magtron's financial condition, caused in part by the draw back of vendor lines of credit. Pacific Magtron was eventually unable to replenish its inventory and forced to reduce its payroll costs, shut down its Georgia operation and liquidate certain assets in order to pay creditors. Immediately prior to the bankruptcy filing, Pacific Magtron terminated, for cause, Mr. Ted Li, chief financial officer, and Ms. Cynthia Lee, senior vice president.

      Pacific Magtron is working to develop a plan of reorganization that will allow it to refocus on the business segments we had originally planned for it. We are confident that Pacific Magtron will emerge from bankruptcy financially stronger and with a new and dynamic business operation.


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      Two Years At A Glance...

      Looking back, we have taken major strides over the past two years. Once the Securities and Exchange Commission declared effective in July 2003 the registration statement that allowed us to access our equity line of credit, we wasted no time in initiating a reorganization plan for the company. In a short five months, we announced that we had reduced our creditor obligations by over $2 million. Two months later we acquired a minority interest in Yorkville Advisors that subsequently over one year's time generated approximately $1.4 million in cash distributions and approximately $600,000 of net earnings for an overall 23% return on equity. Three months later in May 2004, we formed Encompass Group to become our principal operating subsidiary and expanded our management team with the addition of Martin Nielson. In June 2004, Encompass acquired Cyber-Test, a $6 million computer repair business, and we welcomed Lisa Welton and other top executives on board, including over 100 employees. Two months after the Cyber-Test acquisition, in August 2004 we launched a new website for Advanced Communications describing our new business and provided a more intimate introduction to our newly expanded management team. In November 2004, we were awarded an $8 million judgment from the Supreme Court of California (that we intend to seek recovery of to the extent it is economically feasible), allowing us to discharge $2,847,000 of debt forgiveness income. In the same month, Cyber-Test unveiled a new technology-driven website to offer end-users nationwide an opportunity to repair, exchange and purchase refurbished computer equipment and services. In December 2004, we acquired a majority interest in Pacific Magtron, and two months later in February 2005, we reported net income of $2.6 million for the second quarter, up from $180,059 for the second quarter from our prior fiscal year. In March 2005, our Yorkville interest was redeemed for the original purchase price of $2,625,000, reducing our obligations by $1,725,000, and Cyber-Test reported record-breaking revenue for the same month, topping out at over $710,000, with year-to-date sales at $5.5 million.

      We have had a very busy and productive 24 months, cleaning up our balance sheet and establishing and implementing a new business strategy. However despite all of our accomplishments, we believe our stock remains undervalued. The focus of our energies over the next fiscal year will be to implement a business and financial strategy that we believe will cause our stock's true value to be recognized. Which brings us to our next, and very important discussion.

      Our Future Vision & Revolutionized Strategy...

      While we strongly believe that our business vision is still the right plan for Advanced Communications, our timeline has changed. At our executive management meeting held two weeks ago, we focused on achieving our same objective of becoming a fully integrated technology services company, but at a substantially accelerated pace with plans to reach our goals over the next six to eight months rather than over a longer term as initially designed. More specifically, we are currently working on plans to recapitalize the company, including raising significant equity, and we are in the process of planning for


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the major expansion of Cyber-Test's business. Our expansion plan includes multiple acquisitions including companies in the e-recycle business, the involvement in new and exciting industry programs, and a national marketing campaign. We plan to fully integrate the companies that we acquire so we can offer our customers a portfolio of seamless and expanded services. Our goal in completing the integration is to create a company that will qualify for trading on Nasdaq or another major exchange. We are convinced that we have the vision, skill sets and dedicated management team to accomplish these goals. We believe that this is the right approach for the current market conditions, and we are working hard to achieve our expansion goals within the time period that we have just shared with you.

      A Promise To Our Shareholders...

      As we near our fiscal year end 2005 and continue our journey of pursuing acquisitions in companies that complement our expansion plan of providing an integrated life-cycle service for the consumer electronics industry, our mandate for organic growth remains a core competency of each company that we acquire. We have a lot to look forward to over our next fiscal year, including an anticipated special meeting of the shareholders and proxy distribution in the fall, a corporate name change, an employee and executive stock option plan, additional acquisitions, a sensible corporate recapitalization strategy, a strategic joint venture with a major national, publicly traded retailer, and a stronger, more valuable company with better, more significant shareholder value.

      We will keep you informed of our expansion plan progress as information becomes available, and we look forward to a very exciting and prosperous fiscal 2006.

      We wish to thank you for your continued interest and support as shareholders.

Very truly yours,

/s/ Wayne I. Danson
-------------------
Wayne I. Danson
President and Chief Executive Officer
Advanced Communications Technologies, Inc.

--------------------------------------------------------------------------------

About Advanced Communications Technologies Inc.

Advanced Communications Technologies, Inc. is a publicly traded New York City-based technology and services holding company that, through its majority owned subsidiary, Pacific Magtron International Corp., is a distributor of hardware components, computer systems and software products, and through its wholly owned subsidiary and principal operating unit Encompass Group Affiliates, Inc., is a provider of board-level repair of technical products to third-party warranty companies, OEMs, national retailers and national office equipment dealers. Service options include advance exchange, depot repair, call center support, parts and warranty management for office equipment, fax machines,


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printers, scanners, laptop computers, monitors and multi-function units, including high-end consumer electronics such as PDAs and digital cameras. Additionally, through its wholly owned investment subsidiary Hudson Street Investments, Inc., Advanced Communications makes strategic minority investments in public and private companies. For more information, visit Advanced Communications' website at http://www.advancedcomtech.net.

A profile for investors on Advanced Communications may be found at the website http://www.hawkassociates.com/advancedcommunications/profile.htm.

An online investor relations kit containing Advanced Communications' press releases, SEC filings, current Level II price quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

This release and oral statements made from time to time by the company's representatives concerning the same subject matter may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "should," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by the company with the Securities and Exchange Commission, which should be considered together with any forward looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.